Exhibit 10.6

AMENDMENT NUMBER ONE

TO THE ASSURANT

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

THIS AMENDMENT to the Assurant Supplemental Executive Retirement Plan, as amended and restated effective as of January 1, 2008 (the “Plan”), is adopted by Assurant, Inc. (the “Company”), effective as of the dates set forth herein.

W I T N E S S E T H:

WHEREAS, the Company currently maintains the Plan; and

WHEREAS, the Company previously reserved the right to amend the Plan through action of the Benefit Plans Committee (the “Committee”);

NOW, THEREFORE, the Committee amends the Plan as follows:

1.

Effective as of January 1, 2009, the first paragraph in the definition of “Adverse Change of Circumstance” in Article 2 of the Plan is hereby revised to read as follows:

Adverse Change of Circumstance. If a Change in Control occurs with respect to Assurant under subparagraphs (ii), (iii), (iv) or (v) of Section 9.01, then a Participant shall be deemed to have had an Adverse Change of Circumstance if (i) he was employed by Assurant or any Division immediately prior to a Change in Control; and (ii) after such Change in Control of Assurant as described in Section 9.01, (x) the Participant’s employment with Assurant and all of its subsidiaries is terminated by Assurant without Cause; or (y) the Participant terminates employment voluntarily with Assurant and all of its subsidiaries for Good Reason.

2.

Effective as of January 1, 2009, a new definition of “Affiliated Company” is hereby added to Article 2 of the Plan to read as follows:

Affiliated Company shall mean any company controlled by, controlling or under common control with the Company.

3.

Effective January 1, 2009, the definition of “Assurant Executive Pension Plan” under Article 2 of the Plan is hereby revised to read as follows:

Assurant Executive Pension Plan shall mean the Assurant Executive Pension Plan, a nonqualified, unfunded, deferred compensation plan, as it may be amended from time to time, or its successor.

4.

Effective January 1, 2009, the definitions of “Business Combination”, Fortis (B) and Fortis (NL) are hereby deleted from Article 2 of the Plan.

5.

Effective January 1, 2009, the definition of “Good Reason” under Article 2 of the Plan is hereby revised to read as follows:

Good Reason means actions taken by the Company resulting in a material negative change in the employment relationship and includes any of the following circumstances:

(i)	the assignment to the Participant of duties materially inconsistent with such Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or a material diminution in such position, authority, duties or responsibilities or a material diminution in the budget over which the Participant retains authority;

(ii)	a material diminution in the authorities, duties or responsibilities of the person to whom the Participant is required to report, including a requirement that the Participant report to an officer or employee instead of reporting directly to the Board;

(iii)	a material reduction in the Participant’s annual base salary, short-term cash bonus target amount or long-term incentive plan target amount or a material reduction in the Participant’s aggregate Company-provided benefits (provided that for this purpose a reduction of 10% or greater shall be deemed to be material) or any failure by the Company to pay any such amounts to the Participant as earned by the Participant;

(iv)

the Company’s requiring the Participant to be based at any office or location resulting in a material increase in the Participant’s commute to and from the Participant’s primary residence (for this purpose an increase in the Participant’s commute by 30 miles or more shall be deemed material) or (ii) to be based at a location other than the principal executive offices of the Company if the Participant was employed at such location immediately preceding the Change in Control;

Notwithstanding the foregoing, “Good Reason” shall not exist until after the Participant provides written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iv) within 90 days following the Participant’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Participant’s Separation from Service Date must occur, if at all, within two years following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason. The Participant’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (iv) shall not affect the Participant’s ability to terminate employment for Good Reason and the Participant’s death following delivery of the Notice of Termination shall not affect the Beneficiary’s entitlement to the benefits provided hereunder upon a separation from service for Good Reason.

Also notwithstanding the foregoing, “Good Reason” shall not exist if the Participant is offered employment with the Company or an Affiliated Company thereof in a position other than with the Division, or if the Participant is offered employment with the third-party that acquires the Division or any of such third-party’s affiliates, and in either case such offer of employment includes a position, compensation and employment location that are consistent with the requirements of clauses (i), (ii) (iii) and (iv) set out at the beginning of this definition of Good Reason.

6.

Effective as of January 1, 2009, Section 4.01(i) of the Plan is hereby revised to read as follows:

(i)

Target Benefit is fifty percent (50%) of the Participant’s Annual Target Earnings as of his Separation from Service Date, multiplied by a fraction (not to exceed one), the numerator of which is the number of months of Benefit Service as of his Separation from Service Date, and the denominator of which is two hundred forty (240). In other words, after twenty (20) years of Benefit Service, a Participant will earn a full fifty percent (50%) benefit under this Plan. If the Comprehensive Benefit is paid prior to age 60, then the Target Benefit will be reduced on an Actuarially Equivalent basis to reflect early commencement from age 60 to the date the Comprehensive Benefit was paid; provided, however, that effective for

Participants who first became eligible to participate in the Plan on or after January 1, 2007, if the Comprehensive Benefit is paid prior to age 62, then the Target Benefit will be reduced on an Actuarially Equivalent basis to reflect early commencement from age 62 to the date the Comprehensive Benefit is actually paid. If the Comprehensive Benefit is paid after a Participant reaches age 60, then the Participant shall be entitled to the greater of the Target Benefit as of his Separation from Service Date or the Target Benefit accrued at age 60 increased on an Actuarially Equivalent basis to reflect late commencement from age 60 to the date the Comprehensive Benefit begins to be paid; provided, however, that effective for Participants who first became eligible to participate in the Plan on or after January 1, 2007, if the Comprehensive Benefit is paid after the Participant reaches age 62, then the Participant shall be entitled to the greater of the Target Benefit as of his Separation from Service Date or the Target Benefit accrued at age 62 increased on an Actuarially Equivalent basis to reflect late commencement from age 62 to the date the Comprehensive Benefit begins to be paid. Any Actuarially Equivalent increase to the Target Benefit to reflect a Comprehensive Benefit paid after a Participant reaches age 60 or age 62, as applicable, shall be fully subject to Section 409A and shall not affect a Participant’s benefit accrued and vested as of December 31, 2004.

7.

Effective as of January 1, 2009, Article 9 of the Plan is hereby revised to read as follows:

ARTICLE NINE – CHANGE IN CONTROL

9.01 Definition of Change in Control. “Change of Control” means and includes any and each of the following, provided that with respect to sub-paragraph (i) below, a Change in Control of a Division shall only apply to Participants who are actually employed by the Division that experienced the Change in Control:

(i) Any sale or other disposition, to a third party, of the companies, assets or businesses comprising the Division having (x) book value equal to at least 70% of the book value of the aggregate consolidated assets of the Division immediately prior to such sale or disposition; or (y) market value equal to at least 70% of the market value of the aggregate consolidated assets of the Division immediately prior to such sale or disposition; provided, that neither an initial public offering of some or all of the Division nor a spin-off to the Company’s shareholders of some or all of the companies or business divisions comprising the Division (or a transaction having a similar effect) shall constitute a Change of Control. The final and binding determination of whether a Change of Control has occurred for purposes of this subsection shall be made by the Board acting in good faith.

(ii) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 9.01, the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (4) any acquisition pursuant to a transaction that complies with clauses (1), (2) and (3) of subsection (iv) of this Section 9.01;

(iii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iv) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(v) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

9.02 Certain Changes to Plan upon a Change in Control. If (A) there is a Change in Control with respect to Assurant (as defined in Section 9.01(ii), (iii), (iv) or (v)), or a Change in Control with respect to a Division (as defined in Section 9.01(i)); and (B) a Participant has an Adverse Change in Circumstance within two (2) years following the Change in Control then, upon the Participant’s Separation from Service Date following such Adverse Change in Circumstances:

(i) the Participant shall be credited immediately with thirty-six (36) additional months of Benefit Service; and

(ii) the actuarial reduction for commencement of the Plan benefit prior to age 60 shall be calculated as though the Participant was thirty-six (36) months older than his actual age.

* * * * *

Except as amended herein, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Committee has caused this Amendment to be executed effective as of the dates set forth above.

ASSURANT, INC. BENEFIT PLANS COMMITTEE

By:	/s/ Robyn Price Stonehill
Robyn Price Stonehill Vice President, Executive Compensation & Retirement Plans